Exhibit 3.2

DIVIDEND REINVESTMENT PLAN

Adopted: September 25, 2020

Amended: October 30, 2024

Introduction

Iroquois Valley Farmland REIT, PBC, a Delaware public benefit corporation (the “Company”), has adopted a Dividend Reinvestment Plan (the “DRIP”), the terms and conditions of which are set forth below. Each eligible shareholder of the Company may elect to participate in the DRIP. For any eligible shareholder that elects to participate (each, a “Participant” and collectively, “Participants”), cash distributions on their shares will be reinvested by the Company, in the form of newly issued shares of common stock of the Company, pursuant to the terms below. Participation in the DRIP is completely voluntary and may be terminated or resumed at any time without penalty, subject to the restrictions and limitations set forth in the DRIP.

The Dividend Reinvestment Plan (DRIP)

1.                   Dividend Reinvestment. Exclusive of dividends and other distributions that the Company’s board of directors designates as ineligible for reinvestment through this DRIP, the Company will apply one hundred percent (100%) of cash dividends (“Distributions”) declared and paid in respect of a Participant’s shares of common stock to the purchase of additional shares of common stock for such Participant.

2.                   Share Price and Purchase Amount. Shares issued through the DRIP will be priced at the current offering price most recently announced in a public filing with the Securities and Exchange Commission as of the date the shares will be purchased under this DRIP (the “Current Offering Price”). Accordingly, the number of shares to be credited to each Participant’s account will be determined by dividing the dollar amount of the Distribution by the Current Offering Price.

3.                   Number of Shares Issuable. A Participant shall not be able to acquire shares under the DRIP to the extent such purchase would cause the Company to exceed its charter limitations or any offering limitations imposed as a condition of exemption from registration of the sale of securities.

4.                   Procedures for Participation. Eligible stockholders may elect to become Participants by completing and executing an enrollment form or any other Company-approved authorization form as may be available from the Company. Participation in the DRIP will begin with the first Distribution payable after receipt of a Participant’s enrollment form or other Company-approved authorization form. Shares will be purchased under the DRIP on the date that the Company makes a Distribution.

5.                   Eligibility. Eligibility for participation in the DRIP is restricted to shareholders who qualify as accredited investors as defined under Rule 501 of Regulation D of the Securities Act of 1933. A shareholder's eligibility status will be assessed at the time of enrollment in the DRIP and periodically thereafter. If a shareholder who is participating in the DRIP ceases to qualify as an accredited investor, they will lose their eligibility to participate in the DRIP and will be automatically withdrawn from the DRIP. Conversely, if a shareholder who was previously ineligible subsequently meets the criteria to be considered an accredited investor, they may participate in the DRIP upon notice to the Company, and for so long as they remain accredited.

Any non-accredited shareholders that are enrolled in the DRIP as of October 23, 2025 will be automatically unenrolled. Any dividends paid in stock to such shareholders prior to that unenrollment will remain in the non-accredited shareholders’ accounts. All dividend payments will be sent to non-accredited shareholders as a cash payment unless and until they are eligible to and do re-enroll in the DRIP.

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6.                   Additional Terms of Participation.

a.	Participants shall not be charged any fees by the Company related to participation in the DRIP.
b.	The Company will not pay selling commissions on shares of common stock purchased in the DRIP.
c.	Participants in the DRIP are required to invest 100% of their Distributions in the purchase of common stock under the DRIP. As a result, the purchase of fractional shares will occur.
d.	A Participant will not be able to acquire shares under the DRIP to the extent that such purchase would cause the Participant to exceed the ownership limits set forth in the Company’s charter documents, as amended. Specifically, to help ensure that the Company maintains its status as a REIT, the Company will restrict any Participant from acquiring, directly or indirectly, beneficial or constructive ownership of more than the ownership limits set forth in the Company’s charter documents; unless the Company’s Board of Directors has agreed to waive the ownership limitations with respect to a particular Participant.

7.                   Termination by Participant. A Participant may terminate participation in the DRIP at any time by delivering to the Company a written notice. A withdrawal from participation in the DRIP will be effective with respect to a Distribution only if written notice of termination is received by the Company at least five (5) business days prior to the date of payment of such Distribution.

In addition, any transfer of shares by a Participant will automatically terminate participation in the DRIP with respect to the transferred shares, and the recipient of the transferred shares will thereafter have the opportunity to enroll in the DRIP, subject to eligibility. Otherwise, following termination, all future Distributions on the transferred shares will be paid to the new stockholder in cash.

8.                   Taxation of Distributions. The reinvestment of Distributions in the DRIP does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this DRIP. Specifically, Participants will be treated as if they have received the Distribution from the Company in cash and then applied such Distribution to the purchase of additional shares of common stock. Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return. For further information as to tax consequences of participation in the DRIP, each Participant should consult with their own tax advisors.

9.                   Compliance with Securities Laws. Issuance of shares under the DRIP is subject to the determination by the Company that there is either an effective registration under applicable federal and state laws regulating the offer and issuance of securities with respect to the shares issuable under the DRIP or that there are available exemptions from such registration available to the Company. If, at the time when a Distribution is payable, there is not then in effect either an effective registration, qualified offering, or other exemption from registration available for the issuance of shares to Participants, the Company may elect to either: (i) issue payment of the Distribution to Participants in cash; or (ii) hold the Distribution for a reasonable time pending registration or qualification of the next offering of common stock.

10.               No Share Certificates. The Company will not issue stock certificates for shares issued under the DRIP. Instead, the Company’s outstanding stock and Participants’ ownership of common stock will be recorded and maintained on the Company’s stockholder register.

11.               Voting of DRIP Shares. In connection with any matter requiring the vote of the Company’s stockholders, each Participant will be entitled to vote all shares acquired by the Participant through the DRIP.

12.               Redemption of DRIP Shares. Any shares received as a result of participation in the DRIP are, for the purposes of determining eligibility under the Company’s Stock Redemption Program, considered purchased as of date the shares underlying the Distribution were purchased.

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13.               Records and Reports. The Company will maintain all Participant accounts in the DRIP and promptly furnish to Participants electronically distributed written confirmation of all transactions in the accounts, including, but not limited to, the amount invested, the purchase price, the number of shares of common stock purchased, and total shares accumulated, including other shares registered in such Participant’s name.

14.               Amendment or Termination of DRIP by the Company. The Company may amend or terminate the DRIP for any reason upon thirty (30) days’ notice to the Participants. The Company may provide notice by including such information (a) in a Current Report on Form 1-U or in its annual or semi-annual reports, all publicly filed with the Securities and Exchange Commission or (b) in a separate written electronic correspondence to Participants.

15.               Liability of the Company. Neither the Company, its Board, nor its officers, employees, and other agents shall be liable for any act done in good faith, or for any good faith omission to act, in connection with administering the DRIP.

16.               Governing Law. The DRIP shall be governed by the laws of the State of Delaware.

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